CERTIFICATE OF DESIGNATION, PREFERENCES,
                             RIGHTS, AND LIMITATIONS
                                       OF
               SERIES A 9% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                                SHEERVISION, INC.


         Pursuant to Section 151 of the General  Corporation Law of the State of
Delaware  (the  "GCL"),   SheerVision,   Inc.,  a  Delaware   corporation   (the
"CORPORATION"), does hereby certify that:

         FIRST: The Corporation was incorporated in the State of Delaware on April 17, 1986 and its original corporate name was Escalator, Inc. Prior to filing hereof, the authorized number of shares of preferred stock, par value $0.001 per share, of the Corporation is 10,000,000, of which no shares have been designated and no shares are issued and outstanding; and

         SECOND: Pursuant to authority conferred upon the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") by the Amended and Restated Certificate of Incorporation of the Corporation (the "CERTIFICATE") and by the provisions of Sections 141 and 151 et seq. of the GCL, the Board of Directors, acting by unanimous written consent in accordance with Section 141(f) of GCL, adopted the following resolutions authorizing the designation of an aggregate of 350,000 shares of Series A 9% Cumulative Convertible Preferred Stock, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate or By-Laws of the Corporation:

         WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences, and relative participating, optional, voting, or other special rights, and the qualifications, limitations, or restrictions thereof; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the terms of one series of preferred stock.

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board of Directors by Section 151 of the GCL, and in accordance with the provisions of the Certificate, one series of preferred stock, par value $0.001 per share, of the Corporation, designated as Series A 9% Cumulative Convertible Preferred Stock and consisting of 350,000 shares (the "SERIES A PREFERRED STOCK") be, and it hereby is, created and provided for with the terms, powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions set forth below:

1.       DIVIDEND RIGHTS.

         (a) Holders of Series A Preferred Stock, in preference to the holders of all classes and series of common stock of the Corporation, par value $.001 per share (the "COMMON STOCK"), and any other class or series of preferred stock of the Corporation which is not expressly designated as senior to or on parity with the Series A Preferred Stock of the Corporation (collectively, "JUNIOR STOCK") with respect to the payment of dividends or distributions, shall be entitled to receive out of funds that are legally available therefor, cash dividends at the rate of nine percent (9.0%) of the Stated Value per annum (the "DIVIDEND RATE") on each outstanding share of Series A Preferred Stock, accruing on a daily basis from and including the Date of Issuance (as defined below in this Section 1(a)) and ceasing upon the date immediately preceding the Redemption Date (as defined in Section 5). Such dividends shall be paid on a semiannual basis every June 30 and September 30, commencing June 30, 2006. The dividends described in this Section 1(a) shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. To the extent not paid, all dividends that have accrued shall be accumulated and shall remain accumulated dividends until paid. No dividends will be paid on the Junior Securities until dividends have been declared and paid in cash on Series A Preferred Stock. All holders of Series A Preferred Stock shall be PARI PASSU with respect to their entitlement to receive dividends. The date on which the Corporation initially issues any share of Series A Preferred Stock shall be deemed to be its "DATE OF ISSUANCE" regardless of the number of times transfer of such Series A Preferred Stock or option is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A
Preferred Stock. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the number of Series A Preferred Stock held by each such holder. Accrued but unpaid dividends shall be payable out of funds legally available therefor in arrears on any of the following dates: (1) upon and on the date of a Liquidation Event; and (2) upon conversion of the Series A Preferred Stock in accordance with Section 4 hereof.

         The "STATED VALUE" of the Series A Preferred Stock shall be $10 per share.

         (b) Except as provided in Section 1(a), Section 3 (Liquidation Rights) and Section 5 (Redemption Rights) hereof, no dividends or distributions shall be declared or paid on, or in respect of, the Series A Preferred Stock.

2.       VOTING RIGHTS.

         (a) GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall be voted with the shares of the Common Stock on an "as converted" basis based upon the number of shares of Common Stock into which the Series A Preferred Stock is convertible at the record date for any stockholder action (or, if no such record date is established, at the date such vote is taken), and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the holders of the Common Stock .

         (b) SEPARATE VOTE OF THE SERIES A PREFERRED STOCK. Notwithstanding anything to the contrary in Section 2(a), for so long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent required by non-waivable provisions of the GCL to be taken by the holders of Series A Preferred Stock separately as a class, the affirmative vote or written consent of the holders of at least a majority of the outstanding Series A Preferred Stock, voting separately as a class, shall be necessary for the
Corporation   to  effect  or  validate  any   alteration  or  amendment  to  the

Certificate, as it may be amended from time to time, having an adverse effect on the terms, powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series A Preferred Stock; PROVIDED, that, the creation or designation of a class or series of the capital stock of the Corporation with any powers, designations, preferences and relative, participating, optional or other special rights senior to or on parity with the Series A Preferred Stock in one or more regards shall not be deemed to require the affirmative vote of holders Series A Preferred Stock voting separately as a class.

3.       LIQUIDATION RIGHTS.

         (a) Upon the occurrence of a Liquidation Event (as defined in Section 3(c)), before any distribution or payment shall be made to the holders of any Junior Stock with respect to the entitlement to receive liquidation proceeds upon the occurrence of a Liquidation Event, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available therefor an amount equal to the Stated Value for each outstanding share of Series A Preferred Stock held by them, plus an additional amount equal to any accrued but unpaid dividends on such shares for each share of Series A Preferred Stock then held (such amount payable as to each such share of Series A Preferred Stock, the "LIQUIDATION PREFERENCE"). If, upon any such Liquidation Event, the remaining assets of the Corporation legally available for payment of the aggregate amount of all Liquidation Preferences payable in respect of outstanding shares of Series A Preferred Stock (after payment of requisite liquidation distributions or payments to holders of shares of any class or series of capital stock of the Corporation with a liquidation preference senior to the Series A Preferred Stock) shall be insufficient to make payment in full of all Liquidation Preferences payable with respect to outstanding shares of Series A Preferred Stock in accordance with this Section 3(a), then all such remaining assets legally available therefor shall be distributed among the holders of shares of Series A Preferred Stock at the time outstanding and the holders of shares of any class or series of capital stock of the Corporation at the time outstanding with a liquidation preference on parity with the Series A Preferred Stock, ratably among them in proportion to the full amounts to which they would otherwise be respectively entitled.

         (b) After the payment of the full Liquidation Preference on each share of Series A Preferred Stock as provided in Section 3(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of any Junior Stock with respect to the entitlement to receive liquidation proceeds upon the occurrence of a Liquidation Event.

         (c) For the purposes hereof, the following events shall be deemed to be a LIQUIDATION EVENT: (i) (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Corporation, (b) each of Suzanne Lewsadder and Jeffrey Lewsadder should cease to be a member of the Board of Directors, (c) the merger or consolidation of the Corporation or any subsidiary of the Corporation in one or a series of related transactions with or into another entity as a result of which the Corporation ceases to exist or as a result of which the Common Stock ceases to be a class of securities registered under the Securities Exchange Act of 1934, as amended, (d) the sale, lease, license or other disposition of all or substantially all the assets of the Corporation in one or a series of related transactions, or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (a),
(b), (c) or (d) or (ii) any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

         (d) In any Liquidation Event, if the assets or liquidation proceeds available for distribution are other than cash, the value of any such property will be deemed its fair market value as determined by the Board of Directors. Any securities included in such consideration shall be valued as follows:

                  (i) securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                           (A)      if  traded  on  a  securities   exchange  or
through the OTC Bulletin Board, the Nasdaq SmallCap Market (or similar national markets or exchanges), the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the date of the relevant liquidation payment;

                           (B)      if  actively  traded  over-the-counter,  the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the date of the relevant liquidation payment; and

                           (C)      if there is no  active  public  market,  the
value shall be the fair market value thereof, as determined, in good faith, by the Board of Directors.

                  (ii) the method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

         (e) The Corporation shall give each holder of record of Series A Preferred Stock written notice of a transaction described in Section 3(c)(i) not later than ten (10) days prior to the shareholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given notice of any material changes provided for therein, PROVIDED, HOWEVER, that such time periods set forth in this section 3(e) may be shortened upon the written consent of the holders of a majority of the shares of Series A Preferred Stock.

4.       CONVERSION RIGHTS.

         The Series A Preferred Stock shall be converted into shares of Common Stock upon the following terms:

         (a) (i) At the option of the holder, shares of Series A Preferred Stock may be converted into fully paid and nonassessable shares of Common Stock at any time at a conversion price (the "CONVERSION PRICE") equal to $0.90, subject to adjustment as set forth in this Section 4.

                  (ii) Commencing on the date six months following the Final Closing (as defined in the Confidential Private Placement Memorandum, dated April 20, 2006, of the Corporation relating to the offering of units, each unit comprised of 9% Convertible Notes in the principal amount of $37,500, warrants to acquire an aggregate of 3,750 shares of Common Stock, and 16,667 shares of Common Stock), in the event that the closing price for the Common Stock shall equal or exceed 200% of the then effective Conversion Price for fifteen (15) of any 30 immediately preceding consecutive trading days, the Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock as of such 20th day (the "AUTOMATIC CONVERSION DATE"), without any action by any party (i.e., whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent) into shares of such Common Stock at the then effective Conversion Price. Such conversion shall be deemed to have been made immediately prior to the close of business on the Automatic Conversion Date, and the person entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (iii) The number of shares of Common Stock into which each share of Series A Preferred Stock shall be converted shall equal the quotient of
(A) divided by (B), where (A) equals the Stated Value, and where (B) equals the then effective Conversion Price.

         (b) The Conversion Price for each share of Series A Preferred Stock in effect from time to time, and the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock, shall be subject to adjustment, as follows:

                  (i) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If, at any time or from time to time after the Date of Issuance, the Corporation effects a subdivision of the outstanding Common Stock, the then Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Date of Issuance combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (ii) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If, at any time or from time to time after the Date of Issuance, the Corporation makes a dividend or other distribution payable in additional shares of Common Stock without any payment therefor, in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance by multiplying the Conversion Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

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


                  (iii) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If, at any time or from time to time after the Date of Issuance, the Corporation makes a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

                  (iv) ADJUSTMENT FOR RECLASSIFICATION EXCHANGE AND SUBSTITUTION. If, at any time or from time to time after the Date of Issuance, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided in this Section 4 or with respect to such other securities or property by the terms thereof.

                  (v)      REORGANIZATIONS,  MERGERS OR  CONSOLIDATIONS.  If, at
any time or from time to time after the Date of Issuance, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such transaction, provision shall be made so that the holders of the Series A Preferred Stock shall be entitled thereafter to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(b)(v) with respect to the rights of the holders of Series A Preferred Stock after such transaction to the end that the provisions of this Section 4(b)(v) (including adjustment of the Series A Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  (vi) ADJUSTMENTS FOR DILUTIVE ISSUANCES. If the Corporation or any subsidiary of the Corporation at any time shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice, or otherwise dispose of or issue, any Common stock or Common Stock Equivalents (as defined below) entitling any person to acquire shares of Common Stock, at an effective price per share less than the then effective Conversion Price (such issuances, individually and collectively, a

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


"DILUTIVE ISSUANCE") then the then effective Conversion Price shall be reduced in accordance with the following formula:

                             X = ((A)(Y)) + ((B)(Z))
                                 -------------------
                                      Y + Z

                where: X = the new Conversion Price;

                       A = the Conversion Price in effect immediately before the
                           Dilutive Issuance;

                       Y = the  number of shares  of  Common  Stock  outstanding
                           immediately before the Dilutive Issuance, including all shares of Common Stock issuable upon exercise, conversion or exchange of Common Stock Equivalents outstanding immediately before the Dilutive Issuance, whether or not then exercisable, convertible or exchangeable, but excluding any treasury shares;

                       B = Base Share Price (as defined in Section  4(b)(vi)(A),
                           (B) and (C) below); and

                       Z = the  number of shares of Common  Stock  issued in the
                           Dilutive Issuance or issuable upon conversion or exercise of Common Stock Equivalents issued in the Dilutive Issuance.

         Such adjustment to the Conversion Price shall be made upon each occurrence of a Dilutive Issuance. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made under this Section 8(e) in respect of an Exempt Issuance (as defined below).

                  (B) In the case of the issuance of Common Stock for cash, the Base Share Price shall be deemed to be the amount of cash paid therefore.

                  (C) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the Base Share Price shall be deemed to be the sum of such cash and the fair value of such consideration as determined by the Board of Directors irrespective of any accounting treatment.

                  (D)      In  the  case  of  the   issuance  of  Common   Stock
         Equivalents, the following provisions shall apply for all purposes of this Section 4:

                           (i) The aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of, or in exchange for, any such Common Stock Equivalents shall be deemed to have been issued at the time such Common Stock Equivalents were issued and for a consideration equal to the consideration (for purposes hereof, the Base Share Price), if any, received by the Corporation for the Common Stock Equivalents (excluding any cash received on account of accrued  interest or accrued  dividends),
                                    plus the minimum  additional  consideration,
                                    if any, to be  received  by the  Corporation
                                    (without   taking  into  account   potential
                                    anti-dilution    adjustments)    upon    the
                                    conversion,  exchange  or  exercise  of such
                                    Common Stock  Equivalents;  PROVIDED that if
                                    the minimum amount of consideration  payable
                                    to the  Corporation  upon  the  exercise  or
                                    conversion  of Common Stock  Equivalents  is
                                    reduced  over time or on the  occurrence  or
                                    non-occurrence  of  specified  events  other
                                    than by reason of anti-dilution adjustments,
                                    the  then   Base   Share   Price   shall  be
                                    recalculated  using the figure to which such
                                    minimum amount of  consideration is reduced;
                                    PROVIDED  FURTHER that if the minimum amount
                                    of consideration  payable to the Corporation
                                    upon  the  exercise  or  conversion  of such
                                    Common  Stock  Equivalents  is  subsequently
                                    increased,  the then Base Share  Price shall
                                    be again  recalculated  using the  increased
                                    minimum amount of  consideration  payable to
                                    the   Corporation   upon  the   exercise  or
                                    conversion of such Common Stock Equivalents.

                           (ii) Upon the expiration or termination of any Common Stock Equivalents, the Conversion Price shall be adjusted to reflect the Conversion Price in effect prior to the issuance of such Common Stock Equivalents.

                           (iii) No further adjustment of the Conversion Price, as adjusted upon the issuance of Common Stock Equivalents, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such Common Stock Equivalents.

         As used in this Section 4, the following terms have the meanings set forth below:

                  "COMMON STOCK EQUIVALENTS" means any securities of the Corporation or any of its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

                  "EXEMPT ISSUANCE" means the issuance (i) of shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (ii) of securities upon the exercise of or conversion of convertible securities, options or warrants issued and outstanding on the date of this Certificate of Designations, provided, however, that such securities have not been amended since the date of this Certificate of Designations to increase the number of such securities or to decrease the exercise or conversion price of any such securities (other than by the antidilution provisions thereof, if any), (iii) of securities issued pursuant to acquisitions or strategic transactions, provided any such issuance

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


shall only be to a Person that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (iv) issuances of securities upon the conversion of the Corporation's 12% Secured Convertible Notes due 2006.

                  (vii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

         (c) In each case of the occurrence of events or circumstances which would require an adjustment or readjustment of (i) the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, or (ii) the type or amount of other property issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall promptly deliver such certificate to each registered holder of Series A Preferred Stock. The certificate shall set forth such adjustment or readjustment, showing in reasonable detail the facts upon which such adjustment or readjustment is based, including a statement of the type and amount, if any, of other property which at the time would then be received upon conversion of the Series A Preferred Stock.

         (d) Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution described in Section 4, or (ii) any Liquidation Event, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the then outstanding Series A Preferred Stock) a notice specifying
(A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any Liquidation Event is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of shares of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation Event. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock pursuant to Section 4(a) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred Stock being converted. Thereupon, the Company promptly shall issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

         (e) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of the Series A Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, such fractional share shall be rounded up to the nearest whole share if such fraction equals or exceeds 0.5 shares, and shall otherwise be rounded down to the next whole share.

         (f) Any notice required by the provisions of this Certificate of Designations shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified (signature required), (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices and other deliveries to holders of Series A Preferred Stock provided for herein shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation or, if to the Corporation or its transfer agent, to the principal offices thereof or such other address as may be designated in a written notice delivered in accordance with this Section 4(f).

         (g) The Corporation will pay all stock transfer taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of common stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

         (h) All shares of the Series A Preferred Stock converted pursuant to this Section 4, or otherwise acquired by the Corporation in any manner whatsoever, shall be returned to the pool of the Corporation's authorized but unissued shares of undesignated preferred stock; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series A Preferred Stock accordingly.

         (i) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. The Corporation shall, from time to time, subject to and in accordance with applicable law, increase the authorized shares of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding Series A Preferred Stock.

         (j) The Corporation shall not amend this Certificate of Designations, the Certificate, its By-laws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed by the Company pursuant to this Section 4, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against dilution or other impairment as provided herein.

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


5.       INVESTOR PURCHASE RIGHTS.

         If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of capital stock of the Corporation (the "PURCHASE RIGHTS"), then the holders of the Series A Preferred Stock will be entitled to be granted, issued or acquire, upon the terms applicable to the grant, issuance or sale of the Purchase Rights, the aggregate Purchase Rights which such holder would have been granted, issued or had the right to acquire if the holder had held the number of shares of Common Stock issuable upon the conversion in full of its shares of Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of such Series A Preferred Stock) immediately before the record date established to determine holders of capital stock for the grant, issuance or sale of such Purchase Rights. In such event and assuming the Corporation has not breached this Section 6, issuances of Purchase Rights pursuant thereto shall not cause any adjustment of the Conversion Price.

         In the event that the Corporation proposes to grant, issue or sell any Purchase Rights, it shall give to each holder of Series A Preferred Stock 20 days prior written notice of such intention (the "PURCHASE RIGHT Notice"), describing the type of Purchase Rights and the price, if any, and the general terms upon which the Corporation proposes to issue such Purchase Rights. Each holder of Series A Preferred Stock shall have 20 days following such Notice, to notify the Corporation of its determination to acquire such Purchase Rights for the price, if any, and upon the general terms specified in the Purchase Right Notice by giving written notice to the Company and stating therein the quantity of Purchase Rights to be acquired.

6.       RIGHT OF FIRST REFUSAL.

         In the event that, during the Restricted Offer Period (as hereinafter defined), the Company shall offer or sell any Common Stock or Common Stock Equivalents (other than in underwritten public offerings and in connection with mergers and acquisitions) (collectively, the "NEW SECURITIES") at an effective price per share of Common Stock (in the case of Common Stock Equivalents, the effective price per share shall be deemed to be the Base Share Price determined in accordance with Section 4(b)(vi)(C)) less than the then effective Conversion Price, the holders of the Series A Preferred Stock shall have a right of first refusal to acquire all, but not less than all, of each holder's pro rata share percentage such New Securities . For purposes hereof, the term "RESTRICTED OFFER PERIOD" shall mean the period of 120 days commencing on the effective date of the Registration Statement (as defined in the Registration Rights Agreement, dated April ___, 2006, between the Corporation and the holders of the shares of Series A 9% Cumulative Convertible Preferred Stock, par value $0.001 per share). No such rights shall be triggered by issuances in connection with, or pursuant to, stock option plans approved by the Board of Directors.

         In the event that the Corporation proposes to issue any such New Securities during the Restricted Period, it shall give to each holder of Series A Preferred Stock 20 days prior written notice of such intention (the "FIRST REFUSAL NOTICE"), describing the type of New Securities and the price and other terms and conditions upon which the Corporation proposes to issue such New Securities. Each holder of Series A Preferred Stock shall have 20 days following such notice to notify the Corporation of its determination to acquire such holder's pro rata share of New Securities for the price and upon the terms and conditions specified in the First Refusal Notice by giving written notice to the Company and stating therein the quantity of New Securities to be acquired.

7.       REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (PROVIDED, HOWEVER, that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at the Corporation's sole cost and expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate, as if such certificate had not been lost, stolen, destroyed or mutilated.

8.       AMENDMENT AND WAIVER.

         No amendment, modification or waiver shall be binding or effective with respect to this Certificate of Designation without the prior written consent of the holders of two-thirds of the Series A Preferred Stock outstanding at the time such action is taken and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another Corporation or entity unless the Corporation has obtained the prior written consent of the holders of two-thirds of the Series A Preferred Stock then outstanding.

9.       MISCELLANEOUS.

         To facilitate the payment of any dividend with respect to the Series A Preferred Stock or any Liquidation Event or other event, the Board of Directors of the Corporation is authorized, but not required, to set a record date not earlier than 30 days and not later than 10 days prior to the date of such event.




                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the President and attested by its Secretary this ____ day of _______, 2006.





                                        SHEERVISION, INC.







                                        BY: ______________________________
                                              NAME:
                                              TITLE:


ATTEST:







________________________________
NAME:
TITLE:



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